As filed with the Securities and Exchange Commission on February 15, 2005

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under The Securities Act of 1933

GAMETECH INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0612893

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

900 Sandhill Road
Reno, Nevada 89521

(Address of Principal Executive Offices)(Zip Code)

GameTech International, Inc. Amended and Restated 1997 Incentive Stock Plan
(Full Title of the Plan)

ANDREJS K. BUNKSE, ESQ.
VICE PRESIDENT AND GENERAL COUNSEL
900 Sandhill Road, Reno, Nevada 89511
(775) 850-6000

(Name, Address, and Telephone number, Including Area Code, of Agent for Service)

Copies to:

ROBERT S. KANT, ESQ.
SCOTT K. WEISS, ESQ.
GREENBERG TRAURIG, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum		Proposed maximum	Amount of
Title of securities to be registered	registered (1)	offering price per share		aggregate offering price	registration fee
Common Stock, par value $0.001 per share(3)	32,000 Shares	$2.88		$92,160	$10.85
Common Stock, par value $0.001 per share	33,000 Shares	$3.10		$102,300	$12.04
Common Stock, par value $0.001 per share	30,000 Shares	$3.13		$93,750	$11.03
Common Stock, par value $0.001 per share	2,500 Shares	$3.31		$8,275	$0.97
Common Stock, par value $0.001 per share	20,000 Shares	$3.44		$68,800	$8.10
Common Stock, par value $0.001 per share	4,000 Shares	$3.51		$14,040	$1.65
Common Stock, par value $0.001 per share	85,450 Shares	$3.62		$309,329	$36.41
Common Stock, par value $0.001 per share	46,750 Shares	$3.63		$169,703	$19.97
Common Stock, par value $0.001 per share	2,500 Shares	$3.81		$9,525	$1.12
Common Stock, par value $0.001 per share	14,000 Shares	$3.85		$53,900	$6.34
Common Stock, par value $0.001 per share	62,500 Shares	$3.94		$246,250	$28.98
Common Stock, par value $0.001 per share	98,500 Shares	$3.98		$392,030	$46.14
Common Stock, par value $0.001 per share	25,000 Shares	$4.00		$100,000	$11.77
Common Stock, par value $0.001 per share	25,000 Shares	$4.10		$102,500	$12.06
Common Stock, par value $0.001 per share	4,000 Shares	$4.15		$16,600	$1.95
Common Stock, par value $0.001 per share	4,000 Shares	$4.18		$16,720	$1.97
Common Stock, par value $0.001 per share	40,000 Shares	$4.29		$171.600	$20.20
Common Stock, par value $0.001 per share	25,000 Shares	$4.38		$109,500	$12.89
Common Stock, par value $0.001 per share	10,000 Shares	$4.62		$46,200	$5.44
Common Stock, par value $0.001 per share	20,000 Shares	$4.63		$92,600	$10.90
Common Stock, par value $0.001 per share	7,500 Shares	$4.65		$34,875	$4.10
Common Stock, par value $0.001 per share	28,000 Shares	$4.75		$133,000	$15.65
Common Stock, par value $0.001 per share	210,000 Shares	$5.20		$1,092,000	$128.53
Common Stock, par value $0.001 per share	75,000 Shares	$5.29		$396,750	$46.70
Common Stock, par value $0.001 per share	1,095,300 Shares	$4.14	(2)	$4,534,542	$533.72
Total:	2,000,000 Shares			$8,406,949	$989.50
Preferred Share Purchase Right	2,000,000 Rights	(4)		(4)	(4)

(1)	Represents shares issuable under the Amended and Restated 1997 Incentive Stock Plan. This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Amended and Restated 1997 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of GameTech International, Inc.

(2)	Calculated for purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of GameTech International, Inc. on February 8, 2005, as reported on the Nasdaq National Market.

(3)	Each share of the registrant’s Common Stock being registered hereunder, if issued prior to the termination by the registrant of its rights agreement, dated as of March 7, 2003, includes Preferred Share Purchase Rights. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be exercisable or transferred separately from the registrant’s Common Stock.

(4)	The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.

PART II
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-5
EX-23.2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     GameTech International, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement, pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (No. 333-51411) and amendments thereto as filed with the Securities and Exchange Commission (the “Commission”).

Item 8. Exhibits

Exhibit
Number	Exhibit
5	Opinion and consent of Greenberg Traurig, LLP
10.27	Amended and Restated 1997 Incentive Stock Plan
23.1	Consent of Greenberg Traurig, LLP is contained in Exhibit 5
23.2	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney (included on signature page)

Item 9. Undertakings

          A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, state of Nevada, on this 15th day of February, 2005.

GAMETECH INTERNATIONAL, INC.
By:	/s/ John B. Furman
John B. Furman
President, Chief Executive Officer, and Director (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, John B. Furman and Andrejs K. Bunkse and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date
/s/ Richard T. Fedor Richard T. Fedor	Chairman of the Board	February 15, 2005
/s/ John B. Furman John B. Furman	President, Chief Executive Officer, and Director (Principal Executive Officer)	February 15, 2005
/s/ Cornelius T. Klerk Cornelius T. Klerk	Chief Financial Officer (Principal Financial Officer)	February 15, 2005
/s/ Ann D. McKenzie Ann D. McKenzie	Corporate Controller (Principal Accounting Officer)	February 15, 2005
/s/ Donald K. Whitaker Donald K. Whitaker	Director	February 15, 2005
/s/ Vern D. Blanchard Vern D. Blanchard	Director	February 15, 2005
/s/ Scott H. Shackelton Scott H. Shackelton	Director	February 15, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit
5	Opinion and consent of Greenberg Traurig, LLP
10.27	Amended and Restated 1997 Incentive Stock Plan
23.1	Consent of Greenberg Traurig, LLP is contained in Exhibit 5
23.2	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney (included on signature page)